Exhibit 99.20

ADJUSTED OPERATING INCOME AND OPERATING RATIO RECONCILIATION (UNAUDITED) (a)(b)

FOR THE THREE MONTHS ENDED DECEMBER 31, 2012 AND 2011

(IN THOUSANDS)

	Three Months Ended December 31, 2012				Three Months Ended December 31, 2011
	Swift Transportation Company	Central Refrigerated Transportation, Inc.	Intercompany Elimination Entries	Total (recast)	Swift Transportation Company	Central Refrigerated Transportation, Inc.	Intercompany Elimination Entries	Total (recast)
Operating revenue	$922,619	$125,444	$(503)	$1,047,560	$860,723	$118,614	$(448)	$978,889
Less: Fuel surcharge revenue	182,723	26,526	—	209,249	165,449	25,178	—	190,627

Revenue xFSR	739,896	98,918	(503)	838,311	695,274	93,436	(448)	788,262

Operating expenses	815,509	116,550	(503)	931,556	763,703	111,677	(448)	874,932
Adjusted for:
Fuel surcharge revenue	(182,723)	(26,526)	—	(209,249)	(165,449)	(25,178)	—	(190,627)
Amortization of certain intangibles (c)	(3,912)	—	—	(3,912)	(4,113)	—	—	(4,113)
Non-cash impairments (d)	(2,322)	—	—	(2,322)	—	—	—	—

Adjusted operating expense	626,552	90,024	(503)	716,073	594,141	86,499	(448)	680,192

Adjusted operating income	$113,344	$8,894	$—	$122,238	$101,133	$6,937	$—	$108,070

Adjusted Operating Ratio	84.7%	91.0%		85.4%	85.5%	92.6%		86.3%
Operating Ratio	88.4%	92.9%		88.9%	88.7%	94.2%		89.4%

(a)	We define Adjusted Operating Ratio as (a) total operating expenses, less (i) fuel surcharges, (ii) amortization of the intangibles from our 2007 going-private transaction, (iii) non-cash impairment charges, (iv) other special non-cash items, and (v) excludable transaction costs, as a percentage of (b) total revenue excluding fuel surcharge revenue. We believe fuel surcharge is sometimes volatile and eliminating the impact of this source of revenue (by netting fuel surcharge revenue against fuel expense) affords a more consistent basis for comparing our results of operations. We also believe excluding impairments, non-comparable nature of the intangibles from our going-private transaction and other special items enhances the comparability of our performance from period to period. Adjusted Operating Ratio is not a recognized measure under GAAP. Adjusted Operating Ratio should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP.
(b)	On August 6, 2013, Swift Transportation Company (the “Company” or “Swift”) entered into a Stock Purchase Agreement with the shareholders of Central Refrigerated Transportation, Inc. (“Central”), pursuant to which the Company acquired all of the outstanding capital stock of Central (the “Acquisition”) in a cash transaction valued at $225 million. Mr. Jerry Moyes, the Chief Executive Officer and controlling stockholder of Swift, was the majority shareholder of Central. Given Mr. Moyes’ majority ownership in both Swift and Central, the Acquisition is accounted for as a combination of entities under common control similar to the pooling of interest method. Under common control accounting, the historical results of Central have been combined with Swift’s. The above Consolidating Adjusted Operating Income and Operating Ratio for the three months ended December 31, 2012 and 2011 reflects the combination of the entities as if the Acquisition was effective on January 1, 2011.
(c)	Amortization of certain intangibles reflects the non-cash amortization expense of $3.9 million and $4.1 million for the three months ended December 31, 2012 and 2011, respectively, relating to certain intangible assets identified in the 2007 going-private transaction through which Swift Corporation acquired Swift Transportation Co.
(d)	In the fourth quarter of 2012, we incurred a $2.3 million impairment charge for a deposit related to certain fuel technology equipment and a related asset as the supplier ceased operations.